Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
C&J Energy Services, Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-205689 and 333-205688) on Form S-3 and (Nos. 333-209327, 333-204715 and 333-202937) on Form S-8 of C&J Energy Services Ltd. of our reports dated February 26, 2016, with respect to the consolidated balance sheets of C&J Energy Services Ltd. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of C&J Energy Services Ltd.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph stating that C&J Energy Services Ltd. acquired Nabors Completion and Production Services (NCPS) and ESP Completion Technologies, LLC (ESPCT) during 2015, and management excluded from its assessment of the effectiveness of C&J Energy Services Ltd.’s internal control over financial reporting as of December 31, 2015, NCPS and ESPCT’s internal control over financial reporting associated with 44.7% and 0.3%, respectively, of consolidated revenues and 41.8% and 0.8%, respectively, of consolidated total assets of C&J Energy Services Ltd. as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of C&J Energy Services Ltd. also excluded an evaluation of the internal control over financial reporting of NCPS and ESPCT.

/s/ KPMG LLP

Houston, Texas
February 26, 2016